Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Hennessy Advisors, Inc. on Form S-8 of our report dated December 6, 2012, with respect to our audits of the financial statements of Hennessy Advisors, Inc. as of September 30, 2012 and 2011 and for the years then ended appearing in the Annual Report on Form 10-K of Hennessy Advisors, Inc. for the year ended September 30, 2012.

/s/ Marcum llp

Marcum llp

San Francisco, CA

May 8, 2013